                                  SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              CORE INDUSTRIES INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              CORE INDUSTRIES INC
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                              CORE INDUSTRIES INC

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 9, 1996

     The Annual Meeting of Stockholders of Core Industries Inc (the "Company") will be held at the Northfield Hilton, 5500 Crooks Road (near I-75), Troy, Michigan, on Tuesday, January 9, 1996, at 10:30 A.M. for the following purposes:

     1. To elect three directors.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record at the close of business on November 13, 1995 will be entitled to vote at the meeting.

     The Annual Report of the Company with financial statements for the fiscal year ended August 31, 1995 is enclosed.
                                                By Order of the Board of
                                                Directors

                                                LAWRENCE J. MURPHY
                                                Executive Vice President and
                                                Secretary

Dated:  November 22, 1995
       Bloomfield Hills, Michigan

     IN ORDER TO INSURE THE PRESENCE OF A QUORUM, STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT IN PERSON ARE REQUESTED TO EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                              CORE INDUSTRIES INC

            500 N. WOODWARD AVENUE, BLOOMFIELD HILLS, MICHIGAN 48304
                                 (810) 642-3400

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD JANUARY 9, 1996

     The enclosed proxy is solicited by the Board of Directors of Core Industries Inc (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, January 9, 1996. Any proxy received by management may be revoked by notice in writing to Lawrence J. Murphy, Executive Vice President and Secretary of the Company, at the Company's executive offices at 500 N. Woodward Avenue, Bloomfield Hills, Michigan 48304, at any time before it is voted. If any proxy is not so revoked, it will be voted at the meeting. As of November 13, 1995, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 9,827,181 shares of Common Stock, par value $1.00 per share, each of which entitles the holder to one vote. It is expected that this Proxy Statement and the enclosed proxy will be mailed commencing Wednesday, November 22, 1995.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company has designated Jay A. Alix, Richard
P. Kughn and David R. Zimmer as its nominees for election as directors, to hold office until the Annual Meeting of Stockholders in 1999; Messrs. Alix, Kughn and Zimmer were elected by the stockholders to their present terms as directors which expire at this meeting.

     It is intended that the shares represented by properly executed proxies in the accompanying form will be voted for such nominees. Although it is anticipated that the nominees will be able to serve, if at the time of the meeting any nominee is unable or unwilling to serve, such shares will be voted at the discretion of the proxies for a substitute nominee. The three individuals receiving the most votes will be elected for the term indicated. The Company expects that its officers and directors who are also stockholders will vote for the nominees set forth below.

     The names of the nominees for election as directors and the directors continuing in office and certain information about them are set forth in the following tabulation:

                       NOMINEES FOR ELECTION AS DIRECTORS
                     (TO BE ELECTED FOR THE TERM INDICATED)

                                                                                                   PERCENTAGE OF
                                                                                                     COMPANY'S
                                                                                   COMMON           OUTSTANDING
                                                                                   SHARES          COMMON SHARES
   NAME AND YEAR                     POSITION AND OFFICES           PROPOSED    BENEFICIALLY     BENEFICIALLY OWNED
    FIRST BECAME                    WITH COMPANY AND OTHER            TERM       OWNED AS OF           AS OF
     A DIRECTOR        AGE           PRINCIPAL OCCUPATION*          EXPIRES     NOV. 13, 1995     NOV. 13. 1995**
--------------------   ---    -----------------------------------   --------    -------------    ------------------
Jay A. Alix
  (1992)............   40     President, Jay Alix & Associates,
                              Southfield, Michigan, restructuring
                              and turn-around advisory firm......     1999          33,481                --
Richard P. Kughn
  (1988)............   66     Chairman and Chief Executive
                              Officer, Kughn Enterprises, a sole
                              proprietorship engaged in the
                              management of various business
                              interests..........................     1999          57,132                --
David R. Zimmer
  (1992)............   49     President and Chief Executive
                              Officer of the Company.............     1999         105,358               1.0

                         DIRECTORS CONTINUING IN OFFICE

                                                                                                   PERCENTAGE OF
                                                                                                     COMPANY'S
                                                                                   COMMON           OUTSTANDING
                                                                                   SHARES          COMMON SHARES
   NAME AND YEAR                     POSITION AND OFFICES                       BENEFICIALLY     BENEFICIALLY OWNED
    FIRST BECAME                    WITH COMPANY AND OTHER            TERM       OWNED AS OF           AS OF
     A DIRECTOR        AGE           PRINCIPAL OCCUPATION*          EXPIRES     NOV. 13, 1995     NOV. 13. 1995**
--------------------   ---    -----------------------------------   --------    -------------    ------------------
Lawrence J. Murphy
  (1992)............   53     Executive Vice President and
                              Secretary of the Company...........     1997          34,816                --
Robert G. Stone, Jr.
  (1976)............   72     Chairman Emeritus, Kirby
                              Corporation, New York, N.Y., inland
                              and off-shore marine transportation
                              and diesel repair..................     1997           3,375                --
Harold M. Marko
  (1955)............   70     Chairman Emeritus of the Company...     1998         427,236(1)            4.2
Alan E. Schwartz
  (1960)............   69     Partner, Honigman Miller Schwartz
                              and Cohn, Detroit, Michigan,
                              attorneys..........................     1998         190,300(2)            1.9

-------------------------
 * The indicated occupations have been held by each director for the past five years, except that: Mr. Kughn served as Chairman and Chief Executive Officer of Lionel Trains, Inc. until September, 1995; Mr. Zimmer served as President and Chief Executive Officer of New Venture Gear, Inc. from January,

    1990 until March, 1992 (when he became President of Core Industries Inc); Mr. Murphy served as Vice President-Finance and Secretary of the Company from September, 1986 until October, 1990 (when he became Executive Vice President and Secretary of the Company); Mr. Stone served as Chairman of the Board of Kirby Corporation until April, 1995; and Mr. Marko served as Chairman and Chief Executive Officer of the Company from January, 1986 until April, 1991.

**  Ownership percentages not shown if less than 1%.

(1) In addition, 73,700 shares are owned by Mr. Marko's wife, as to which shares Mr. Marko disclaims any beneficial interest.

(2) In addition, 15,471 shares are owned by Mr. Schwartz's wife, as to which shares Mr. Schwartz disclaims any beneficial interest.

     The shares and percentages indicated above include the following number of shares that directors would have the right to acquire within 60 days of November 13, 1995 pursuant to the Company's stock option plans if the options were exercised by them within such period: Mr. Alix -- 23,481 shares; Mr. Kughn -- 56,132 shares; Mr. Zimmer -- 87,667 shares; Mr. Murphy -- 22,833 shares; Mr. Marko -- 35,736 shares; and Mr. Schwartz -- 45,027 shares.

     All directors named herein have sole voting power and sole investment power with respect to shares of Common Stock beneficially owned.

     All executive officers and directors of the Company as a group beneficially owned 908,160 shares (9.0%) of Common Stock as of November 13, 1995, including 301,876 shares which they have the right to acquire within 60 days of November 13, 1995 pursuant to the Company's stock option plans if the options were exercised by them within such period.

OTHER INFORMATION RELATING TO DIRECTORS

     Mr. Kughn is a director of AAA Michigan and Chairman Emeritus of Lionel L.L.C.

     Mr. Zimmer is a director of Twin Disc, Incorporated.

     Mr. Murphy is a director of Jabil Circuit, Inc.

     Mr. Stone is a director of the following corporations: Novacare, Russell Reynolds Associates, Inc., Tandem Computers, Inc., Tejas Gas Corporation and several funds managed by Scudder, Stevens & Clark. He is Director Emeritus of The Chubb Corporation, Corning, Inc., The Japan Fund, and The Pittston Company. Mr. Stone is also a Fellow of Harvard College.

     Mr. Schwartz is a director of the following corporations: Comerica Incorporated; The Detroit Edison Company; Handleman Company; Howell Industries, Inc.; Pulte Corporation; and Unisys Corporation.

     During the fiscal year ended August 31, 1995, the Board of Directors held seven meetings. All of the directors attended at least 75 percent of their respective board and committee meetings.

     The Company has a standing Audit Committee. The members of the Audit Committee are Jay A. Alix, Richard P. Kughn and Harold M. Marko. During fiscal 1995, the Audit Committee held two meetings. The duties of the Audit Committee include recommending to the Board of Directors annually the appointment of the independent auditors; reviewing with the independent auditors the scope and results of the audit; reviewing the independent auditors' fees, including fees for professional services unrelated to the audit; and reviewing with the independent auditors and management the adequacy of the Company's accounting and financial controls.

     The Company has a standing Compensation Committee. The members of the Compensation Committee are Alan E. Schwartz and Robert G. Stone, Jr. During fiscal 1995, the members of the Compensation Committee held two meetings as well as informal discussions in lieu of formal committee meetings. The duties of the Compensation Committee are: recommending to the Board of Directors the compensation arrangements for senior management and directors; and recommending to the Board compensation plans in which officers or directors are eligible to participate.

     The Company has a standing Executive Committee. The members of the Executive Committee are Harold M. Marko, Alan E. Schwartz and David R. Zimmer. During fiscal 1995, the Executive Committee held twelve meetings. The Executive Committee has and may exercise the authority of the Board of Directors in the management of the business of the Company between the meetings of the Board of Directors.

     The Company has a standing Nominating Committee. All of the members of the Board of Directors serve as the Nominating Committee. The Nominating Committee considers the performance of incumbent directors and recommends to the stockholders nominees for election as directors. During fiscal 1995, the members of the Nominating Committee held informal discussions in lieu of formal committee meetings. The Nominating Committee will consider nominees for directors recommended by stockholders, which recommendations should be submitted to the Chairman of the Nominating Committee at the Company's executive offices at 500 N. Woodward Avenue, Bloomfield Hills, Michigan 48304, no later than July 25, 1996.

     During the fiscal year ended August 31, 1995, the Company engaged Jay Alix & Associates, of which Jay A. Alix, a director of the Company, is President, to provide professional services to the Company. Management of the Company believes that all such services were provided by Jay Alix & Associates on an arms-length basis.

PRINCIPAL BENEFICIAL OWNERS

     The only person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock is as follows:

                                                                            SHARES BENEFICIALLY
                                                                                 OWNED (1)
                                                                           ---------------------
                                                                                        PERCENT
                            NAME AND ADDRESS                               NUMBER       OF CLASS
------------------------------------------------------------------------   -------      --------
State of Wisconsin Investment Board.....................................   611,600        6.2%
P.O. Box 7842
Madison, Wisconsin 53707

-------------------------
(1) Based upon information as of August 31, 1995 obtained from the stockholder. The stockholder has sole voting power and sole investment power over such shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth information for each of the fiscal years ending August 31, 1995, 1994 and 1993 concerning the compensation of the Company's President and Chief Executive Officer and of the next four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL
                                              COMPENSATION(1)
                                FISCAL    -----------------------   RESTRICTED STOCK
 NAME AND PRINCIPAL POSITION     YEAR     SALARY($)   BONUS($)(2)     AWARDS($)(3)     OPTIONS(#)     OTHER
------------------------------  ------    ---------   -----------   ----------------   ----------   ----------
David R. Zimmer...............   1995     $ 300,000    $ 200,803         $98,471             --             --
  President and Chief            1994       291,667      152,015              --         83,000             --
  Executive Officer              1993       275,000      105,000              --             --             --
Lawrence J. Murphy............   1995       195,000      108,400              --             --             --
  Executive Vice President and   1994       190,000       84,311              --         46,000             --
  Secretary                      1993       180,000       51,000          64,449             --             --
Raymond H. Steben, Jr. .......   1995       151,667       73,855              --             --             --
  Vice President - Finance and   1994       145,000       43,514              --         30,000             --
  Chief Financial Officer(4)     1993        30,301        6,042          10,823             --             --
James P. Dixon................   1995       145,667       82,463              --             --       $62,888(5)
  Vice President - Planning      1994       137,000       34,936              --         14,000             --
                                 1993       134,667       37,400          49,048             --             --
Thomas G. Hooper..............   1995       110,000       44,926              --             --             --
  Treasurer and Controller       1994       108,333       21,452              --         12,000             --
                                 1993       105,000       21,000          37,601             --             --

-------------------------
(1) Other annual compensation, which was less than the lesser of $50,000 or 10% of the individual's bonus and salary, is not shown.

(2) Inclusive of $112,303, $60,625, $41,305, $46,119 and $25,126 in 1995 and
    $81,215, $36,536, $23,290, $18,854 and $15,136 in 1994 awarded to the five named individuals, respectively, in unrestricted common stock of the Company as part of the earned annual bonus.

(3) Restricted stock awarded in fiscal year 1993, with restrictions that lapse on September 1, 1996.

(4) Mr. Steben was employed by the Company and appointed Vice President - Finance and Chief Financial Officer on June 16, 1993.

(5) Mr. Dixon relocated his household during the fiscal year. Of the amount shown, $58,382 is relocation reimbursement agreed to in fiscal year 1990.

Option Grants in Last Fiscal Year

     The Core Industries Inc 1993 Performance Incentive Plan approved by the stockholders provides for the granting of stock options with respect to Common Stock. No option grants were made during the fiscal year ended August 31, 1995 to any of the executive officers named in the Summary Compensation Table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended August 31, 1995 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of August 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                               SHARES                          OPTIONS AT FY END(#)           AT FISCAL YEAR END($)
                              ACQUIRED         VALUE       ----------------------------    ----------------------------
           NAME              ON EXERCISE    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------   -----------    -----------    -----------    -------------    -----------    -------------
David R. Zimmer...........     --             --              87,667          95,333        $ 318,750       $ 212,500
Lawrence J. Murphy........     --             --              22,833          30,667            4,219            --
Raymond H. Steben, Jr. ...     --             --              15,333          22,667           12,000           6,000
James P. Dixon............     --             --               6,667           9,333           12,500            --
Thomas G. Hooper..........     --             --               9,000           8,000            1,969            --

Pension Table

     The Company has a tax-qualified Defined Benefit Pension Plan and a nonqualified Benefit Equalization Plan, both of which cover salaried employees of corporate headquarters and of certain divisions. The Defined Benefit Pension Plan provides pension and disability benefits for covered employees. Employees with five or more years of service are entitled to annual pension benefits beginning at normal retirement age (65). The annual retirement benefit is equal to 1.25% of the employee's final average compensation (substantially the same as Annual Compensation as reported in the above Summary Compensation Table) plus
 .65% of the employee's final average compensation in excess of the Social Security taxable wage base multiplied by the employee's years of service. In no event may the retirement benefit exceed 65% of the final average compensation. The unfunded Benefit Equalization Plan provides for the payment of additional amounts to covered employees so that the total amount paid will equal the pension benefit which would have been calculated under the Defined Benefit Pension Plan formula without regard to the limitations added to the Defined Benefit Pension Plan to conform to Section 415 of the Internal Revenue Code of 1986. The following table shows estimated annual retirement benefits payable under both plans to an employee at normal retirement age of 65 on a single life annuity basis assuming a Social Security taxable wage base of an employee currently age 60:

                                                         YEARS OF SERVICE
FINAL AVERAGE                    ----------------------------------------------------------------
COMPENSATION                        15            20            25            30            35
-------------                    --------      --------      --------      --------      --------
 $125,000.....................   $ 32,876      $ 43,834      $ 54,793      $ 65,751      $ 76,710
  150,000.....................     40,001        53,334        66,668        80,001        93,335
  175,000.....................     47,126        62,834        78,543        94,251       109,960
  200,000.....................     54,251        72,334        90,418       108,501       126,585*
  225,000.....................     61,376        81,834       102,293       122,751*      143,210*
  250,000.....................     68,501        91,334       114,168       137,001*      159,835*
  300,000.....................     82,751       110,334       137,918*      165,501*      193,085*
  350,000.....................     97,001       129,334*      161,668*      194,001*      226,335*
  400,000.....................    111,251       148,334*      185,418*      222,501*      259,585*
  450,000.....................    125,501*      167,334*      209,168*      251,001*      292,500*
  500,000.....................    139,751*      186,334*      232,918*      279,501*      325,000*

-------------------------
* Section 415 of the Internal Revenue Code limits the benefits which can be paid from any funded pension plan that qualifies for federal tax exemption. The amount for calendar year 1995 is $120,000.

     The credited years of service under the Company's pension plans to each of the persons named above are: David R. Zimmer - 3 years; Lawrence J. Murphy - 14 years; Raymond H. Steben, Jr. - 2 years; James P. Dixon - 5 years; and Thomas G. Hooper - 14 years.

Compensation of Directors

     The current standard arrangement for compensation of directors is as follows: officers of the Company who are directors do not receive any additional compensation for services as a director. Each director who is not an officer of the Company receives a director fee in the annual amount of $11,000 plus $1,500 for each board meeting attended up to a maximum of $13,500 in meeting fees. There are six regularly scheduled board meetings per year. An additional sum of $1,000 per meeting is paid for attendance at a committee meeting if such meeting falls on a day on which a meeting of the entire Board of Directors is not held. Non-employee directors may elect to defer compensation for services as a director until the person ceases to be a director. All deferred amounts are held in the general funds of the Company and bear interest at the prime rate from the date such fees would otherwise be paid. Two directors have elected to defer their compensation pursuant to this plan.

     The non-employee directors of the Company are eligible to participate in the Company's 1991 Director Discounted Stock Option Plan, which was approved by the stockholders on January 12, 1993. Under that Plan, directors may elect to receive stock options exercisable at either 50% or 75% of market value on each January 1 in lieu of director fees payable in cash. The number of options granted annually is that number of options which provides aggregate discount from market value equal to the cash fees forfeited. Under the Plan, 200,000 shares were reserved for issuance. Three of the Company's directors elected to participate in the 1991 Director Discounted Stock Option Plan in fiscal 1995, and stock options for a total of 28,128 shares (exercisable at $7.3594 per share) were granted to them in fiscal 1995. All such options have a term of 10 years, and none had been exercised as of August 31, 1995.

Compensation Committee Interlocks and Insider Participation

     All the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company or its subsidiaries. No executive officer of the Company serves as a member of the board of directors or on the compensation committee of a corporation for which any of the directors on the Compensation Committee or the Board of Directors is an executive officer.

     Alan E. Schwartz, a director of the Company and a member of the Compensation Committee, is a partner in the law firm of Honigman Miller Schwartz and Cohn. The Company used the services of this firm during fiscal 1995 and continues to use the firm's services as to certain matters in fiscal 1996. The Company may retain the firm further should its legal expertise be appropriate in meeting particular legal needs. Work done for the Company in fiscal 1995 accounted for less than one-third of one percent (.33%) of Honigman Miller Schwartz and Cohn's annual revenues.

                      REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION AND ORGANIZATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. It reviews and develops compensation programs for key management, evaluates executive performance, administers the Company's compensation programs and makes compensation recommendations to the full Board of Directors. The Committee periodically retains an independent consultant to assist it in assessing the appropriateness of the Company's compensation programs.

GENERAL POLICIES

     The primary objectives of the Company's executive compensation programs are: 1) to attract and retain highly capable executives to manage the Company's businesses; 2) to offer appropriate incentives to achieve the goals and objectives of the Company and, in particular, to enhance stockholder value; and
3) to encourage stock ownership by the Company's executives to further enhance the mutuality of interests with stockholders.

     The Compensation Committee implements this policy with a compensation program consisting of three components: base salaries, annual incentive awards and stock option grants. These elements are discussed below, as well as the basis for the compensation awarded to Mr. Zimmer.

     Base Salary. The initial element of executive compensation is base salary. Annual base salary is determined for each of the Company's key executives based upon experience, sustained performance in leadership and accomplishment, and an evaluation of the responsibilities of the position held by the executive. Included in this evaluation is a comparison to comparable positions at equivalently sized diversified manufacturing companies. The Committee expects that base salaries will typically range near the midpoint of such survey data with a slight bias to being short of the midpoint. It is anticipated that the annual and long term incentives will provide an appropriate opportunity for above average compensation dependent upon performance.

     Annual Incentive Awards. The second component of each key executive's compensation is participation in the Company's Annual Incentive Plan. The Committee's policy is to provide management with a significant incentive opportunity linked to achieving the Company's annual financial and operational goals, all of which are intended to increase stockholder value. It is the intention of the Committee that a higher percentage of total annual compensation be incentive related than in comparable companies. Further, the stockholders have previously approved the 1993 Stock Bonus Plan which allows selected executives and managers to predesignate a portion of the prospective annual incentive to be paid in Common Stock of the Company, valued at fair market as of a date determined by the Committee. The Committee believes that this feature encourages stock ownership by the executives and more closely links their interests to stockholder value.

     In 1995, management's opportunity to earn incentive awards was dependent upon the Company's achievement of economic value added (EVA) and net earnings per share relative to standards set by the Committee. Based on the continuing operations results, the Committee awarded the officers of the Company 100% of the target 1995 award, of which all the officers had previously chosen to designate 50% to be paid in Company stock. Pursuant to the plan, the designation occurred before November 15, 1994. The value of the stock was $9.0625 per share on the designation date. The value of the awarded stock was $11.50 per share on August 31, 1995, resulting in management experiencing a 26.9% gain on the stock related element of the bonus.

     For fiscal 1996, the Committee has established goals predicated upon earnings per share and EVA. As a result, the Committee believes that the Company has aligned the financial interests of the management with those of the Company's stockholders.

     Long Term Incentives. As previously indicated, the Committee believes that stock ownership by executives and compensation plans that foster alignment of management's interests with those of stockholders are in the mutual interest of both stockholders and management. The 1993 Performance Incentive Plan is designed to provide executives with stock options as an additional incentive to maximize stockholder value. During fiscal 1995 the Committee did not grant options to purchase Company stock to the executives, as those granted in fiscal 1994 were expected to cover two years. A key feature of the options granted in 1994, which were granted at market value, is the provision under which they may be exercised. The value of the Company's stock must grow 15% and maintain an average of that value for thirty calendar days during the first three years following the grant for one third of the grant to become eligible for exercise by the executive. The Company's stock must increase in value another 15% (or 32% in total) during the first three years following the grant for the second one-third of the grant to be exercisable. Finally, the stock must increase in value another 15% (or 52% in total from the grant price during the three year period) for the final third to become exercisable. If the value of the stock fails to increase as specified in the three years, the right to exercise the options is deferred to not sooner than nine and one-half years from the date of grant. No options became exercisable under these provisions during fiscal 1995. The value of the Company's stock must average greater than $17.61 and $20.25 for more than thirty days before November 8, 1996 for the second and third traunches, respectively, to become eligible for exercise by the executives. The Committee believes this arrangement clearly links management's interest with the stockholders' interest. In addition, the Committee believes this program requires significantly more performance from management, who therefore have more at risk than their counterparts in most other companies.

     Chief Executive Officer Compensation. Mr. Zimmer's base compensation for the 1995 fiscal year was $300,000, a 2.9% increase from the prior year. Based on studies by an independent consultant, the Committee believes this base compensation to be consistent with its philosophy of maintaining base salaries slightly below the median range for comparably sized diversified manufacturing companies, and thereby placing a somewhat higher percentage of Mr. Zimmer's total compensation dependent directly upon performance. In addition, Mr. Zimmer was awarded a bonus of $200,803, of which $88,500 was paid in cash and $112,303 was awarded in the Company's common stock. The basis of the award was directly related to specific earnings per share and EVA objectives and achievement against those objectives. As part of the choice provided to the Company's officers under the 1993 Stock Bonus Plan, Mr. Zimmer had predesignated 50% of any award to be paid in unrestricted stock of the Company. Because the Company's stock increased in value between the designation and award dates, Mr. Zimmer's award was increased $23,803 relative to what it would have been had he not accepted the market risk accepted by stockholders. Mr. Zimmer was not granted any options during the fiscal year, as those options granted in the previous year were intended to cover a two year period. As previously discussed, the exercisability of those options prior to nine and one-half years from grant date depends upon significant improvement in the price of the Company's stock. The number of options granted Mr. Zimmer was based in part upon a review of total compensation paid by other companies. However, with the stock price improvement restriction on exercisability, the Committee believes these options are significantly more at risk than options generally granted by other companies.

     In total, the Committee believes Mr. Zimmer's compensation package is competitive, but significantly more at risk based upon performance in terms of EVA, earnings per share and stock value, than the compensation paid to chief executive officers by comparable companies. In short, his actual compensation is highly tied to value being added to the Company's stockholders. Mr. Zimmer did not participate in the approval of his own compensation, but he did participate in the discussion of the Company's performance and he made recommendations concerning the compensation of executives reporting to him.

                                          By The Compensation Committee

                                          Alan E. Schwartz
                                          Robert G. Stone, Jr.

PERFORMANCE GRAPHS

     The following graphs compare the cumulative stockholder return for the Company's common stock with the cumulative total return of the Standard & Poor's 500 Composite Index and the Standard & Poor's Diversified Manufacturers Index for the past five and four years. The latter graph is presented to show stockholder return since the Company's major restructuring in 1992.

                         INDEXED FIVE YEAR TOTAL RETURN

      MEASUREMENT PERIOD          CORE INDUS-    S&P DIVERSI-
    (FISCAL YEAR COVERED)            TRIES         FIED MFR.        S&P 500
1990                                       100             100             100
1991                                        86             127             127
1992                                       104             125             137
1993                                       191             158             158
1994                                       147             176             166
1995                                       166             230             202
                                         10.7%           18.2%           15.2%

                         INDEXED FOUR YEAR TOTAL RETURN

      MEASUREMENT PERIOD          CORE INDUS-    S&P DIVERSI-
    (FISCAL YEAR COVERED)            TRIES         FIED MFR.        S&P 500
1991                                       100             100             100
1992                                       121              98             108
1993                                       222             124             124
1994                                       171             139             131
1995                                       193             181             159

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Board of Directors of the Company engaged Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the fiscal year ending August 31, 1995. The selection of auditors by the Board was made upon the recommendation of the Audit Committee of the Board. The Audit Committee will make a recommendation to the Board of Directors with respect to the fiscal year ended August 31, 1996 in due course.

     Coopers & Lybrand L.L.P. have been independent auditors for the Company since 1994. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     On January 11, 1994, the Company's Board of Directors, acting upon the recommendation of the Company's Audit Committee of the Board of Directors, selected Coopers & Lybrand L.L.P. to replace Deloitte & Touche L.L.P. as its certified public accountants. Deloitte & Touche L.L.P. was replaced as the Company's certified public accountants as of that date.

     The reports of Deloitte & Touche L.L.P. on the Company's financial statements for the two fiscal years prior to its dismissal did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified as to uncertainty, audit scope or accounting principles. There were no disagreements with Deloitte & Touche L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the Company's two fiscal years, or any subsequent interim period, preceding the dismissal of Deloitte & Touche L.L.P. None of the kinds of events listed in Item 304(a)(1)(v) of Regulation S-K occurred within the Company's two fiscal years, or any subsequent interim period, preceding the dismissal of Deloitte & Touche L.L.P.

                            EXPENSES OF SOLICITATION

     All expenses of soliciting proxies for the Annual Meeting, including the preparing, assembling and mailing of this Proxy Statement and the additional material furnished the stockholders herewith, will be borne by the Company. The Company will also reimburse brokers and other nominees for their services in forwarding proxy materials to principals. In addition to the use of the mails, proxies may be solicited by telephone, personal interviews and otherwise.

                                 OTHER BUSINESS

     Management is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the persons entitled to vote the shares represented by such proxies, discretionary authority to vote the same in respect to any such other matter in accordance with their best judgment.

     Stockholder proposals intended to be presented at the 1997 Annual Meeting must be received by the Company at its principal executive offices for inclusion in the 1997 Proxy Statement no later than July 25, 1996.

                                          For the Board of Directors

                                          LAWRENCE J. MURPHY
                                          Executive Vice President and Secretary

November 22, 1995

--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                               CORE INDUSTRIES, INC

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 9, 1996

        The undersigned Stockholder of Core Industries, Inc. hereby appoints Harold M. Marko and Lawrence J. Murphy and each of them, proxies, with power of substitution, to vote at the Annual Meeting of Stockholders of said Company to be held at the Northfield Hilton, 5500 Crooks Road at I-75, Troy, Michigan on Tuesday, January 9, 1996 at 10:30 a.m., EST, or at any postponement or adjournment thereof.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

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                            CORE INDUSTRIES INC
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                              ]

1.  ELECTION OF DIRECTORS--                          FOR   WITHHOLD   FOR (Except withhold for Nominee written below)
    Nominees: Jay A. Alix, Richard P. Kughn and      []       []       []  ______________________________________________________
    David R. Zimmer
                                                                           THE BOARD OF DIRECTORS FAVORS A VOTE FOR
2.  In the discretion of the proxies, in the transaction of such           ITEM 1.  THE SHARES REPRESENTED BY THIS PROXY WILL BE
    other business which may properly come before the meeting.             VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, THOSE
                                                                           SHARES WILL BE VOTED FOR SUCH ITEM.

                                                                                     Dated:________________________________, 1995

                                                                                     Signature(s)________________________________

                                                                                     ____________________________________________

                                                                           sign exactly as name appears above.  When shares are
                                                                           held by joint tenants, both should sign.  When signing as
                                                                           attorney, executor, administrator, trustee or guardian,
                                                                           please give full title as such.  If a corporation, please
                                                                           sign in full corporate name by President or other
                                                                           authorized officer.  If a partnership, please sign in
                                                                           partnership name by authorized person.

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